Exhibit 99.1

NEWS RELEASE April 30, 2015

	Contacts:	Jay Brown, CFO
Son Nguyen, VP - Corporate Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE ANNOUNCES AGREEMENT

TO ACQUIRE SUNESYS

April 30, 2015 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it has entered into a definitive agreement to acquire Quanta Fiber Networks, Inc. (“Sunesys”) for approximately $1.0 billion in cash (subject to certain limited adjustments). Sunesys, a wholly owned subsidiary of Quanta Services, Inc. (NYSE: PWR), is a fiber services provider that owns or has rights to nearly 10,000 miles of fiber in major metropolitan markets across the United States, including Los Angeles, Philadelphia, Chicago, Atlanta, Silicon Valley, and northern New Jersey, with approximately 60% of Sunesys’ fiber miles located in the top 10 basic trading areas (“BTAs”).

The acquisition of Sunesys is expected to further strengthen Crown Castle’s leading position in small cell networks by more than doubling Crown Castle’s fiber footprint available for small cell deployments and expanding Crown Castle’s presence in many of the top U.S. metropolitan markets. Small cells represent a network of antennas, or nodes, connected by fiber and designed to facilitate wireless communications services for multiple operators that are focused on augmenting their network capacity. Today, Crown Castle owns or has rights to approximately 7,000 miles of fiber supporting approximately 14,000 nodes, which contribute 7% to each of Crown Castle’s site rental revenues and site rental gross margin. Pro forma for the proposed acquisition, Crown Castle will own or have rights to more than 16,000 miles of fiber.

“We are thrilled with the agreement we have reached to acquire Sunesys,” said Ben Moreland, Crown Castle’s President and Chief Executive Officer. “We pursued this transaction based on our view that the unique location of Sunesys’ high-quality fiber assets will help to accelerate and extend the runway of growth in our small cell deployments. Small cells are playing an increasingly critical role as wireless carriers pursue fiber-fed deployments to add capacity and density to their networks to accommodate the significant growth in mobile data. The Sunesys fiber assets are both complementary to our existing footprint and located where we expect to see significant investment by wireless carriers. Based on current small cell activity, including awarded and proposed small cell deployments, we have visibility into more than 3,500 small cell opportunities on or near the Sunesys fiber. Given the seemingly limitless consumer demand for mobile data and the wireless carriers’ need to meet such demand, we believe there is a significant opportunity for us to grow small cells well beyond the activity we see today.”

The Foundation for a Wireless World.

CrownCastle.com

News Release continued:	Page 2

Crown Castle expects the acquisition to close by the end of 2015 and to be immediately accretive to Adjusted Funds from Operations (“AFFO”) per share upon closing. The transaction is expected to contribute approximately $80 to $85 million to gross margin with approximately $20 million of general and administrative expenses in the first year of Crown Castle’s ownership. Supplemental materials related to the transaction have been posted on the Crown Castle website at http://investor.crowncastle.com.

ABOUT CROWN CASTLE

Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 14,000 small cell nodes supported by approximately 7,000 miles of fiber, Crown Castle is the nation’s largest provider of shared wireless infrastructure with a significant presence in the top 100 U.S. markets. In addition, Crown Castle operates approximately 1,800 towers in Australia. For more information on Crown Castle, please visit www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s expectations. Such statements include plans, projections and estimates regarding (1) the anticipated Sunesys acquisition, including timing, (2) potential benefits of the Sunesys acquisition, including with respect to Crown Castle’s competitive position and the contribution to or impact on Crown Castle’s financial or operating results, including AFFO per share, revenues, gross margin, and general and administrative expenses, (3) Crown Castle’s fiber assets, (4) the role of and demand for small cells, (5) wireless carrier network deployments, investment and expenditures, (6) mobile data demand and growth and (7) demand for, potential growth of and opportunities which may be derived from the Sunesys assets. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”

The Foundation for a Wireless World.

CrownCastle.com